EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to reference to our firm in the headnote to the “Selected Consolidated Historical Financial And Other Data” of Earle M. Jorgensen Company , and under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-131615) of Reliance Steel & Aluminum Co. and related proxy statement and prospectus of Earle M. Jorgensen Company and to the incorporation by reference therein of our report dated May 12, 2005, with respect to the consolidated financial statements and schedule of Earle M. Jorgensen Company included in its Annual Report (Form 10-K) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California
February 24, 2006